===============================================================================

                                                           +------------------+
                                 UNITED STATES             |   OMB APPROVAL   |
                      SECURITIES AND EXCHANGE COMMISSION   +------------------+
                            Washington, D.C. 20549         |   OMB Number:    |
                                                           |    3235-0058     |
                                  FORM 12b-25              |     Expires:     |
                                                           | January 31, 2002 |
                          NOTIFICATION OF LATE FILING      |     Estimated    |
                                                           |  average burden  |
(Check One): [ ] Form 10-K and Form 10-KSB  [ ] Form 20-F  |   hours per      |
             [X] Form 10-Q and Form 10-QSB  [ ] Form 11-K  |  response..2.50  |
             [ ] Form N-SAR                                +------------------+
                                                           +------------------+
For Period Ended: SEPTEMBER 30, 2000                       | SEC FILE NUMBER  |
                                                           |                  |
      [ ] Transition Report on Form 10-K and Form 10-KSB   |                  |
      [ ] Transition Report on Form 20-F                   +------------------+
      [ ] Transition Report on Form 11-K                   +------------------+
      [X] Transition Report on Form 10-Q and Form 10-QSB   |   CUSIP NUMBER   |
      [ ] Transition Report on Form N-SAR                  |                  |
                                                           +------------------+
For the Transition Period Ended:    June 30, 2001
                                 -------------------

+------------------------------------------------------------------------------+
| Read Instruction (on back page) Before Preparing Form. Please Print or Type | | Nothing in this form shall be construed to imply that the Commission has |
|                 verified any information contained herein.                   |
+------------------------------------------------------------------------------+

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

     SAF-T-LOK INCORPORATED
--------------------------------------------------------------------------------
Full Name of Registrant

--------------------------------------------------------------------------------
Former Name if Applicable

     32 WEST STATE STREET
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

     SHARON, PA 16146
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] | (a)  The reasons described in reasonable detail in Part III of this form
    |      could not be eliminated without unreasonable effort or expense;
[X] | (b)  The subject annual report, semi-annual report, transition report on
    |      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
    |      filed on or before the fifteenth calendar day following the
    |      prescribed due date; or the subject quarterly report of transition
    |      report on Form 10-Q, or portion thereof will be filed on or before
    |      the fifth calendar day following the prescribed due date; and
[ ] | (c)  The accountant's statement or other exhibit required by Rule
    |      12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
                                               (Attach Extra Sheets if Needed)


TRANSITION IN THE FINANCIAL DEPARTMENT
-----------------------------------------
PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

       JOHN F. HORNBOSTEL, JR.           (724)           981-1152
     ----------------------------    --------------    -------------------------
               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No
     ---------------------------------------------------------------------------
(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
================================================================================

           SAF-T-LOK INCORPORATED   38 WEST STATE STREET SHARON, PA 16146
          -----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  8/14/2001                      By:    /s/ John F. Hornbostel, Jr.
    ------------------------------          ------------------------------------
                                     Name:        JOHN F. HORNBOSTEL, JR.
                                            ------------------------------------
                                     Title:        DIRECTOR SECRETARY and
                                            ------------------------------------
                                                  GENERAL COUNSEL
                                            ------------------------------------